EXHIBIT 99.1

Contact:	Charlene Hamrah (Investment Community) (212) 770-7074 Chris Winans (News Media) (212) 770-7083
AIG REPORTS FULL YEAR AND
FOURTH QUARTER 2007 RESULTS
     NEW YORK, NY, February 28, 2008 – American International Group, Inc. (AIG) today reported that its net income for full year 2007 was $6.20 billion or $2.39 per diluted share, compared to $14.05 billion or $5.36 per diluted share for full year 2006. Net income, as reported, includes the effect of economically effective hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses. Full year 2007 adjusted net income, as shown below, was $9.31 billion or $3.58 per diluted share, compared to $15.41 billion or $5.88 per diluted share for full year 2006.
     The net loss for the fourth quarter of 2007 was $5.29 billion or $2.08 per diluted share, compared to net income of $3.44 billion or $1.31 per diluted share for the fourth quarter of 2006. The adjusted net loss for the fourth quarter of 2007 was $3.20 billion or $1.25 per diluted share, compared to adjusted net income of $3.85 billion or $1.47 per diluted share for the fourth quarter of 2006.
     Included in both the full year and fourth quarter 2007 net income (loss) and adjusted net income (loss) were charges of approximately $11.47 billion pretax ($7.46 billion after tax) and $11.12 billion pretax ($7.23 billion after tax), respectively, for a net unrealized market valuation loss related to the AIG Financial Products Corp. (AIGFP) super senior credit default swap portfolio. AIG continues to believe that the unrealized market valuation losses on this super senior credit default swap portfolio are not indicative of the losses AIGFP may realize over time. Under the terms of these credit derivatives, losses to AIG would result from the credit impairment of any bonds AIG would acquire in satisfying its swap obligations. Based upon its most current analyses, AIG believes that any credit impairment losses realized over time by AIGFP will not be material to AIG’s consolidated financial condition, although it is possible that realized losses could be material to AIG’s consolidated results of operations for an individual reporting period. Except to the extent of any such realized credit impairment losses, AIG expects AIGFP’s unrealized market valuation losses to reverse over the remaining life of the super senior credit default swap portfolio.
     Fourth quarter 2007 results included pretax net realized capital losses of $2.63 billion ($1.71 billion after tax) primarily from other-than-temporary impairment charges in AIG’s investment portfolio, with an additional $643 million pretax other-than-temporary impairment charge ($418 million after tax) related to AIGFP’s available for sale investment securities. This compares to pretax net realized capital gains of $238 million ($121 million after tax) in the fourth quarter of 2006. The 2007 other-than-temporary impairment charges resulted primarily from the significant, rapid declines in market values of certain residential mortgage backed securities in the fourth quarter for which AIG cannot reasonably determine that the recovery period will be temporary.

TWELVE MONTHS
(in millions, except per share data)

				Per Diluted Share
	2007	2006	Change	2007	2006	Change
Net income	$6,200	$14,048	(55.9)%	$2.39	$5.36	(55.4)%
Net realized capital gains (losses), net of tax	(2,386)	33	—	(0.92)	0.01	—
Capital Markets other-than-temporary impairments, net of tax (a)	(418)	—	—	(0.16)	—	—
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (b)	(304)	(1,424)	—	(0.11)	(0.54)	—
Cumulative effect of an accounting change, net of tax (c)	—	34	—	—	0.01	—
Adjusted net income (d)	$9,308	$15,405	(39.6)%	$3.58	$5.88	(39.1)%
Effect of Capital Markets unrealized market valuation (losses) on super senior credit default swaps, net of tax	$(7,457)	—	—	$(2.87)	—	—
Average shares outstanding				2,598	2,623
FOURTH QUARTER
(in millions, except per share data)

				Per Diluted Share
	2007	2006	Change	2007	2006	Change
Net income (loss)	$(5,292)	$3,439	—	$(2.08)	$1.31	—
Net realized capital gains (losses), net of tax	(1,713)	121	—	(0.68)	0.04	—
Capital Markets other-than-temporary impairments, net of tax (a)	(418)	—	—	(0.16)	—	—
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (b)	37	(534)	—	0.01	(0.20)	—
Adjusted net income (loss) (d)	$(3,198)	$3,852	—	$(1.25)	$1.47	—
Effect of Capital Markets unrealized market valuation (losses) on super senior credit default swaps, net of tax	$(7,228)	—	—	$(2.83)	—	—
Average shares outstanding (e)				2,550	2,622

(a)	Represents Capital Markets other-than-temporary impairments on securities available for sale reported in other income on AIG’s Consolidated Statement of Income and excluded from adjusted net income (loss) on AIG’s Statement of Segment Operations in both the fourth quarter and twelve months of 2007.

(b)	Represents the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses. In the first quarter of 2007, AIG began applying hedge accounting for certain transactions, primarily in its Capital Markets operations. In the second quarter of 2007, AGF and ILFC began applying hedge accounting to most of their derivatives hedging interest rate and foreign exchange risks associated with their floating rate and foreign currency denominated borrowings.

(c)	Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R “Share-Based Payment”.

(d)	Includes out of period adjustments detailed in note (h) on page 12.

(e)	As a result of the loss reported in fourth quarter 2007, basic shares outstanding were used for this period.

     At December 31, 2007, AIG’s consolidated assets were $1.061 trillion and shareholders’ equity was $95.80 billion. Shareholders’ equity declined from September 30, 2007 due to the fourth quarter 2007 net loss and an additional $2.54 billion in after-tax unrealized depreciation of investments reported in other comprehensive income. Book value per share at December 31, 2007 was $37.87, including a reduction of $0.36 per share related to payments of $912 million advanced to repurchase shares. A significant portion of the decrease in shareholders’ equity during 2007 was the result of share purchases, substantially all of which were funded from the issuance of hybrid debt securities. These transactions replaced high cost common stock with cost efficient hybrid securities, a substantial portion of which is treated as equity capital by the rating agencies.
     During the fourth quarter of 2007, AIG repurchased 21,257,364 shares of its common stock, bringing the total to 76,361,209 shares repurchased for full year 2007. An additional 12,196,187 shares were purchased through February 15, 2008, for a total of 88,557,396 shares purchased since March 2007. AIG does not expect to purchase additional shares for the foreseeable future, other than to meet commitments that existed at December 31, 2007.
     Commenting on full year and fourth quarter 2007 results, AIG President and Chief Executive Officer Martin J. Sullivan said, “AIG’s results in 2007 were clearly unsatisfactory. This was a challenging year in which the deterioration of both the U.S. residential mortgage and credit markets significantly affected several of our operations and investments. Following record performance through the first six months of 2007, AIG experienced deteriorating results in its Mortgage Guaranty and Consumer Finance businesses, unrealized market valuation losses related to the AIGFP super senior credit default swap portfolio, and increased markdowns and impairments in our investment portfolios in the second half of the year, primarily in the fourth quarter.
     “Despite our reported results, a number of areas within AIG’s diversified portfolio of global businesses performed well in the quarter. The underwriting results of the Domestic Brokerage Group and Foreign General were excellent. Aircraft Leasing and Institutional Asset Management reported strong operating income growth. The underlying performance of our Life Insurance & Retirement Services businesses provided further evidence that our continued focus on multiple distribution initiatives to capitalize on our broad product portfolio is gaining traction. Operating income growth in this segment, however, was affected by unusual items in 2007 and 2006, as well as by market volatility.
     “During 2008, we expect the U.S. housing market to remain weak and credit market uncertainty will likely persist. Continuing market deterioration would cause AIG to report additional unrealized market valuation losses and impairment charges. However, with a diverse portfolio of global businesses, a strong capital base and outstanding talent, AIG has the ability to absorb the current volatility while committing the resources to grow and take advantage of opportunities. We continue to invest in improvements in internal controls, processes, systems and overall effectiveness and will continue to assign the highest priority to remediation efforts over our material weakness in internal control and oversight over the fair value valuation of AIGFP’s super senior credit default swap portfolio. At the same time, we are looking to better leverage our significant scale, promote efficiency and improve margins. We are confident AIG is pursuing the right strategies, and has the global franchise and financial strength to meet our performance goals and build long-term shareholder value.”

GENERAL INSURANCE
     General Insurance fourth quarter 2007 operating income before net realized capital gains (losses) declined 15.8 percent to $2.11 billion compared to the fourth quarter of 2006. Improved underwriting results in the Domestic Brokerage Group and Foreign General were offset by a $348 million operating loss in Mortgage Guaranty and a $184 million operating loss in Personal Lines. Included within these results are $175 million in losses and reinstatement premiums related to the fourth quarter 2007 California wildfires. Fourth quarter 2007 General Insurance net investment income declined 2.9 percent on lower partnership and other investment income compared to the fourth quarter of 2006.
     Domestic Brokerage Group (DBG) fourth quarter 2007 operating income was $1.66 billion, an increase of 14.1 percent compared to the fourth quarter of 2006. Improved underwriting results reflect favorable loss trends in recent accident years across most lines of business. The fourth quarter 2007 combined ratio was 89.72 compared to 91.71 in the fourth quarter of 2006. Fourth quarter 2007 net premiums written declined 4.3 percent to $5.65 billion compared to the fourth quarter of 2006, primarily due to rate declines in property and most casualty lines, partially offset by premium growth in risk management, environmental and accident & health.
     Personal Lines reported a $184 million operating loss in the fourth quarter of 2007 compared to operating income of $79 million in the fourth quarter of 2006. The decline in operating income was due to losses and reinstatement premiums related to the California wildfires, unfavorable loss reserve development in prior accident years, primarily in agency auto, an increase in the current accident year loss ratio and transaction and integration costs related to the acquisition of the minority interest in 21st Century Insurance Group. Strong Private Client Group premium growth was offset by declines in the direct and agency auto segments.
     United Guaranty Corporation (UGC) reported an operating loss of $348 million in the fourth quarter of 2007, compared to operating income of $27 million in the fourth quarter of 2006. Continued deterioration in the U.S. housing market adversely affected losses incurred in both the domestic first- and second-lien businesses. Fourth quarter 2007 net premiums written increased 23.8 percent compared to the fourth quarter of 2006. Strong growth in international premiums was enhanced by UGC’s entry into the Canadian market in the first quarter of 2007.
     Foreign General fourth quarter 2007 operating income increased 2.2 percent to $805 million compared to the fourth quarter of 2006. Improved underwriting results were partially offset by a 22.5 percent decline in net investment income, principally the result of lower partnership income compared to strong fourth quarter 2006 returns. The fourth quarter 2007 combined ratio increased to 89.56 from 87.74 in the fourth quarter of 2006, primarily due to increases in the expense ratio, which included costs for realigning certain entities, principally in the U.K. Net premiums written increased 5.8 percent in original currency compared to the fourth quarter of 2006, as primary and excess casualty lines in the corporate sector and accident & health in multiple regions contributed to the increase.

     At December 31, 2007, General Insurance net loss and loss adjustment reserves totaled $69.29 billion, a $6.66 billion increase from December 31, 2006 and a $2.35 billion increase from September 30, 2007. This includes $317 million in reserves related to the fourth quarter 2007 acquisition of WüBa. For full year 2007, net loss development from prior accident years, excluding accretion of discount, was favorable by approximately $656 million. The overall favorable development in 2007 consisted of approximately $2.12 billion of favorable development from accident years 2004 through 2006, partially offset by approximately $1.47 billion of adverse development from earlier accident years. Fourth quarter 2007 net loss development from prior accident years, excluding accretion of discount, was favorable by approximately $51 million. The overall favorable development consisted of approximately $603 million of favorable development from accident years 2004 through 2006, partially offset by $552 million in adverse development from earlier accident years.
LIFE INSURANCE & RETIREMENT SERVICES
     Life Insurance & Retirement Services fourth quarter 2007 operating income before net realized capital gains (losses) increased 9.2 percent to $2.66 billion.
     Fourth quarter 2007 Domestic Life Insurance operating income was $348 million compared to $80 million in the fourth quarter of 2006, reflecting growth in both life insurance in-force and payout annuity reserves, as well as a favorable comparison in unusual items. The increase in fourth quarter 2007 retail periodic premium sales of life insurance reflects the improvement in universal life sales following re-pricing and underwriting enhancements as well as continued growth from new indexed universal life products. Operating income in the fourth quarter of 2007 included expenses associated with SOP 05-1, while fourth quarter 2006 operating income included charges principally for the Superior National arbitration ruling and exiting the financial institutions credit life business.
     Fourth quarter 2007 Domestic Retirement Services operating income declined 6.3 percent to $679 million compared to the fourth quarter of 2006. Fourth quarter 2007 operating income in this segment was affected by changes in actuarial estimates, including deferred acquisition cost (DAC) unlockings and refinements to estimates resulting from actuarial valuation system enhancements and lower aggregate net investment income, offset by lower DAC amortization due to the effect of realized capital losses resulting from other-than-temporary impairments. In group retirement products, the increase in fourth quarter deposits combined with a decrease in surrenders resulted in an increase in net flows from the fourth quarter of 2006. Individual fixed annuity deposits declined compared to the fourth quarter of 2006, but increased sequentially as a result of favorable fourth quarter 2007 changes in the yield curve. Individual fixed annuity surrenders in the fourth quarter of 2007 increased compared to the fourth quarter of 2006 due both to an increasing number of policies coming out of their surrender charge period and competition from bank deposit products.
     Foreign Life Insurance & Retirement Services operating income was $1.63 billion in the fourth quarter of 2007, essentially flat compared to the fourth quarter of 2006, due to an unfavorable comparison in unusual items compared to the fourth quarter of 2006. The quarter’s underlying results, however, reflect strong life insurance production, higher annuity and investment-linked product assets under management and increased net investment income from partnerships, unit investment trusts and other investments and favorable foreign exchange translation.

     Fourth quarter 2007 premiums and other considerations in foreign life insurance, personal accident & health and group products experienced double digit increases compared to the fourth quarter of 2006. Personal accident growth in Europe and Korea was partially offset by lower growth in Japan, particularly in the direct marketing distribution channel. Group products reported increased sales and renewals in credit, life and pension products in multiple regions. The shift to investment-oriented products continues with strong growth in single premium sales and first-year premiums in Asia and Europe, offset by first-year premium decreases in Japan’s life and personal accident & health businesses.
     Individual fixed annuity deposits in Japan declined compared to the fourth quarter of 2006, though the strengthening of the yen in the fourth quarter of 2007 helped increase sales sequentially. Individual variable annuity production in Japan improved as products with guaranteed living benefit features gained acceptance. Fourth quarter 2007 individual fixed annuity operating income benefited from lower DAC amortization due to the effect of realized capital losses resulting from other-than-temporary impairments.
     Fourth quarter 2007 Foreign Life Insurance & Retirement Services operating income was affected by a favorable change in actuarial estimates, trading account losses related to certain U.K. variable annuity products, an increase in incurred policyholder benefits related to a closed block of Japanese business with guaranteed benefits, and the adverse effect of SOP 05-1. Fourth quarter 2006 operating income included favorable net out of period adjustments related to remediation activities.
FINANCIAL SERVICES
     In the fourth quarter of 2007, Financial Services reported a $10.25 billion operating loss, before net realized capital gains (losses), an other-than-temporary impairment charge on AIGFP’s available for sale investment securities and the effect of economically effective hedging activities that did not qualify for hedge accounting treatment under FAS 133, compared to operating income of $635 million in the fourth quarter of 2006.
     Fourth Quarter 2007 Aircraft Leasing operating income was $248 million, a 51.2 percent increase compared to the fourth quarter of 2006. These excellent results reflect revenue growth from ILFC’s larger aircraft fleet, higher lease rates and utilization, moderate increases in interest and depreciation expenses and lower income from aircraft sales compared to the fourth quarter of 2006.
     Capital Markets reported a $10.49 billion operating loss in the fourth quarter of 2007, primarily due to $11.12 billion of unrealized market valuation losses related to AIGFP’s super senior credit default swap portfolio. AIGFP experienced increased transaction flow in its rate and currency products compared to the fourth quarter of 2006.
     American General Finance, Inc. (AGF) reported operating income of $9 million in the fourth quarter of 2007 compared to $157 million in the fourth quarter of 2006. AGF experienced a sharp decline in origination volume and higher warranty reserves in its mortgage banking operation as well as an increase in the allowance for loan losses, more than offsetting an increase in revenues from finance receivables. While fourth quarter 2007 real estate charge-off and delinquency ratios increased due to the maturation of the receivables and market conditions, these measures remained below AGF’s target ranges.
     AIG Consumer Finance Group, Inc. reported a fourth quarter 2007 operating loss of $18 million compared to operating income of $6 million in the fourth quarter of 2006. Revenue growth from higher receivable balances was more than offset by higher expenses associated with branch expansion and product promotion, especially in Poland, Mexico and Argentina.

ASSET MANAGEMENT
     Asset Management fourth quarter 2007 operating income before net realized capital gains (losses) was $458 million, an 11.8 percent decrease compared to the fourth quarter of 2006. The decrease in operating income was primarily due to the continued run off of the Guaranteed Investment Contract (GIC) business and lower partnership income compared to the fourth quarter of 2006 in the GIC and Other asset management lines. Institutional Asset Management operating income increased 75.4 percent due to higher income from gains on real estate sales, increased carried interest and increased fees associated with the growth in client assets under management. These items were partially offset by expenses related to expansion of marketing and distribution capabilities and infrastructure enhancements.
OTHER OPERATIONS
     Fourth quarter 2007 operating loss from Other Operations, before net realized capital gains (losses) and consolidation and elimination adjustments, was $400 million compared to a $414 million loss in the fourth quarter of 2006. These results reflect higher interest expense resulting from increased parent company borrowings offset by lower unallocated corporate expenses.
# # #
     Additional supplementary financial data, a presentation on AIG’s businesses with exposure to the current credit market disruption and an update on AIG’s Economic Capital Modeling Initiative are available in the Investor Information section of www.aigcorporate.com.
     A conference call for the investment community will be held Friday, February 29, 2008 at 8:30 a.m. EST. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Friday, March 14, 2008.
# # #
     It should be noted that the remarks made in this press release or on the conference call may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. It is possible that AIG’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements are discussed in Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2007. AIG is not under any obligation (and expressly disclaims any such obligations) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.
# # #
     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions.  AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer.  In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world.  AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Paris and Tokyo.

Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the Fourth Quarter 2007 Financial Supplement available in the Investor Information section of AIG’s corporate website, www.aigcorporate.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance, and out of period adjustments are shown exclusive of realized capital gains (losses), cumulative effect of an accounting change in 2006, the effect of FIN 46(R), the effect of EITF 04-5, the effect of FAS 133 and the effect of catastrophe-related losses.
     AIG excludes the effects of the 2006 accounting change, FIN 46(R) and EITF 04-5, and the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, although they are economically effective hedges, because AIG believes that excluding these items permits investors to better assess the performance of the underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts. Likewise, AIG excludes certain entities consolidated pursuant to FIN 46(R) or EITF 04-5, including certain AIG managed partnerships, private equity and real estate funds, where AIG does not in fact have the economic interest that is presumed to be held by consolidation, because AIG believes this presentation is more meaningful than the GAAP presentation.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other-than-temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance. Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG’s consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.

     Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.

American International Group, Inc.
Financial Highlights*
(in millions, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006 (a)	Change	2007	2006 (a)	Change
General Insurance Operations:
Net Premiums Written	$10,999	$10,753	2.3%	$47,067	$44,866	4.9%
Net Premiums Earned	11,667	11,086	5.2	45,682	43,451	5.1
Underwriting Profit	563	911	(38.2)	4,500	4,657	(3.4)
Net Investment Income	1,547	1,594	(2.9)	6,132	5,696	7.7
Income before Net Realized Capital Gains (Losses)	2,110	2,505	(15.8)	10,632	10,353	2.7
Net Realized Capital Gains (Losses) (b)	(95)	88	—	(106)	59	—
Operating Income	$2,015	$2,593	(22.3)%	$10,526	$10,412	1.1%

Loss Ratio	69.70	65.79		65.63	64.56
Expense Ratio	26.93	25.90		24.70	24.50
Combined Ratio	96.63	91.69		90.33	89.06

Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	$8,732	$7,645	14.2%	$33,627	$30,766	9.3%
Net Investment Income	5,873	5,725	2.6	22,341	20,024	11.6
Income before Net Realized Capital Gains (Losses)	2,658	2,433	9.2	10,584	10,033	5.5
Net Realized Capital Gains (Losses) (b)	(1,372)	205	—	(2,398)	88	—
Operating Income	1,286	2,638	(51.3)	8,186	10,121	(19.1)
Financial Services Operations:
Operating Income (Loss) excluding FAS 133, Net Realized Capital Gains (Losses) and Capital Markets Other-Than-Temporary Impairments (c)	(10,246)	635	—	(8,983)	2,338	—
FAS 133 (b)	396	(764)	—	211	(1,822)	—
Net Realized Capital Gains (Losses) (b)	(30)	(29)	—	(100)	(133)	—
Capital Markets Other-Than-Temporary Impairments (d)	(643)	—	—	(643)	—	—
Operating Income (Loss)	(10,523)	(158)	—	(9,515)	383	—
Asset Management Operations:
Operating Income before Net Realized Capital Gains (Losses)	458	519	(11.8)%	2,164	1,663	30.1
Net Realized Capital Gains (Losses) (b)	(1,100)	(16)	—	(1,000)	(125)	—
Operating Income (Loss)	(642)	503	—	1,164	1,538	(24.3)
Other before Net Realized Capital Gains (Losses)	(400)	(414)	—	(1,731)	(1,398)	—
Other Net Realized Capital Gains (Losses) (b)	(183)	(68)	—	(409)	(37)	—
Consolidation and Elimination Adjustments (b) (e)	11	258	—	722	668	—
Income (Loss) before Income Taxes (Benefits), Minority Interest and Cumulative Effect of an Accounting Change	(8,436)	5,352	—	8,943	21,687	(58.8)
Income Taxes (Benefits)	(3,413)	1,471	—	1,455	6,537	(77.7)
Income (Loss) before Minority Interest and Cumulative Effect of an Accounting Change	(5,023)	3,881	—	7,488	15,150	(50.6)
Minority Interest, after-tax:
Income before Net Realized Capital Gains (Losses)	(267)	(439)	—	(1,272)	(1,117)	—
Net Realized Capital Gains (Losses)	(2)	(3)	—	(16)	(19)	—
Income (Loss) before Cumulative Effect of an Accounting Change	(5,292)	3,439	—	6,200	14,014	(55.8)
Cumulative Effect of an Accounting Change, net of tax (f)	—	—	—	—	34	—
Net Income (Loss) (g)	$(5,292)	$3,439	—	$6,200	$14,048	(55.9)%

Financial Highlights

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006 (a)	Change	2007	2006 (a)	Change
Net Income (Loss) (g)	$(5,292)	$3,439	—	$6,200	$14,048	(55.9)%
Net Realized Capital Gains (Losses), net of tax	(1,713)	121	—	(2,386)	33	—
Capital Markets Other-Than-Temporary Impairments, net of tax (d)	(418)	—	—	(418)	—	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	37	(534)	—	(304)	(1,424)	—
Cumulative Effect of an Accounting Change, net of tax (f)	—	—	—	—	34	—

Adjusted Net Income (Loss) (h)	(3,198)	3,852	—	9,308	15,405	(39.6)

Effect of Capital Markets Unrealized Market Valuation (Losses) on Super Senior Credit Default Swaps, net of tax (c)	(7,228)	—	—	(7,457)	—	—

Earnings Per Share — Diluted:
Net Income (Loss) (g)	(2.08)	1.31	—	2.39	5.36	(55.4)
Net Realized Capital Gains (Losses), net of tax	(0.68)	0.04	—	(0.92)	0.01	—
Capital Markets Other-Than-Temporary Impairments, net of tax (d)	(0.16)	—	—	(0.16)	—	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	0.01	(0.20)	—	(0.11)	(0.54)	—
Cumulative Effect of an Accounting Change, net of tax (f)	—	—	—	—	0.01	—

Adjusted Net Income (Loss) (h)	(1.25)	$1.47	—	3.58	5.88	(39.1)

Effect of Capital Markets Unrealized Market Valuation (Losses) on Super Senior Credit Default Swaps, net of tax (c)	$(2.83)	—	—	(2.87)	—	—
Book Value Per Share				$37.87	$39.09	(3.1)%

Average Diluted Common Shares Outstanding (i)	2,550	2,622		2,598	2,623
(See accompanying Notes on Page 12)

Financial Highlights — Notes

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2006 to conform to the 2007 presentation.

(b)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment under FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, including the related foreign exchange gains and losses. In the first quarter of 2007, AIG began applying hedge accounting for certain transactions, primarily in its Capital Markets operations. In the second quarter of 2007, AGF and ILFC began applying hedge accounting to most of their derivatives hedging interest rate and foreign exchange risks associated with their floating rate and foreign currency denominated borrowings.

(c)	Includes $11.12 billion and $11.47 billion of net unrealized market valuation losses on Capital Markets’ super senior credit default swap portfolio in the fourth quarter and twelve months of 2007, respectively.

(d)	Represents Capital Markets other-than-temporary impairments on securities available for sale reported in other income on AIG’s Consolidated Statement of Income and excluded from adjusted net income (loss) on AIG’s Statement of Segment Operations in both the fourth quarter and twelve months of 2007.

(e)	Includes income from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such income is offset in minority interest expense, which is not a component of operating income.

(f)	Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R “Share-Based Payment”.

(g)	In the fourth quarter and twelve months of 2007 and 2006, net income (loss) includes out of period increases (decreases) as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
To reverse net gains on transfers of available for sale securities among legal entities consolidated within AIGFP	$—	$—	$(247)	$—
Swap income adjustment — AIGFP	(33)	—	—	87
Net realized capital gains relating to foreign exchange	38	—	125	18
Derivative transactions under FAS 133	39	—	(12)	(145)
Income tax remediation	(100)	181	(156)	(58)
Singapore par fund tax recovery	—	124	—	141
Unit investment trusts	—	16	—	428
Other, primarily remediation activities	58	(265)	(109)	(406)

Total	2	56	(399)	65

Effect on Diluted Earnings Per Share (i)	$—	$0.02	$(0.15)	$0.02

(h)	In the fourth quarter and twelve months of 2007 and 2006, adjusted net income (loss) includes out of period increases (decreases) as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
Income tax remediation	$(100)	$181	$(156)	$(58)
Singapore par fund tax recovery	—	124	—	141
Unit investment trusts	—	16	—	428
Other, primarily remediation activities	58	(254)	(105)	(426)

Total	(42)	67	(261)	85

Effect on Diluted Earnings Per Share (i)	$(0.02)	$0.03	$(0.10)	$0.03

(i)	As a result of the loss reported in fourth quarter 2007, basic shares outstanding were used for this period.